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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

  Cole                               Aubrey                           L.
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  (Last)                             (First)                         (Middle)

  2 Greenpoint Plaza, Suite 800, 16825 Northchase Drive
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                                    (Street)

  Houston                              TX                            77060
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

  11/12/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


             x    Director                         10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

             x    Form filed by One Reporting Person
           -----

                  Form filed by More than One Reporting Person
           -----
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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------


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  No Securities Owned
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v)

                (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (7/96)

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
FORM 3 (continued)               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1.  Title of Derivative Security 2. Date Exer-       3. Title and Amount               4. Conver-   5. Owner-  6. Nature of Indirect
    (Instr. 4)                      cisable and         of Securities Underlying          sion or      ship       Beneficial Own-
                                    Expiration          Derivative Security               Exercise     Form of    ership (Instr. 5)
                                    Date                (Instr. 4)                        Price of     Deriv-
                                    (Month/Day/Year)                                      Deri-        ative
                                 ----------------------------------------------------
                                 Date      Expira-                          Amount        vative       Security:
                                 Exer-     tion                             of            Security     Direct
                                 cisable   Date                    Title    Number                     (D) or
                                                                            of                         Indirect
                                                                            Shares                     (I)
                                                                                                       (Instr. 5)
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

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                /s/ Aubrey L. Cole                 11/10/97
                                -------------------------------    ---------
                                **Signature of Reporting Person    Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                         Page 2
                                                                 SEC 1473 (7-96)